                                [DEL WEBB LOGO]
                                PHOENIX, ARIZONA

    ------------------------------------------------------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
    ------------------------------------------------------------------------

                                NOVEMBER 6, 1997
    ------------------------------------------------------------------------

                           NOTICE AND PROXY STATEMENT
    ------------------------------------------------------------------------

                                [DEL WEBB LOGO]
                          ---------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              AND PROXY STATEMENT

                                NOVEMBER 6, 1997

                          ---------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders (the "Annual Meeting") of DEL WEBB CORPORATION, a Delaware corporation (the "Company"), will be held at the Four Seasons Hotel, 98 San Jacinto Boulevard, Austin, Texas, on Thursday, November 6, 1997, at 9:00 a.m., Central Standard Time, for the purposes of:

          1. Electing three Class I Directors for three-year terms expiring at the Annual Meeting of Shareholders to be held in 2000 or until their successors have been duly elected and qualified;

          2. Ratifying the appointment of KPMG Peat Marwick LLP as the principal independent public accounting firm of the Company for the year ending June 30, 1998; and

          3. Transacting such other business as may properly come before the Annual Meeting.

     The Board of Directors has fixed the close of business on September 16, 1997 as the Record Date for Shareholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

     IN ORDER THAT ADEQUATE PREPARATIONS MAY BE MADE FOR THE ANNUAL MEETING, PLEASE MARK YOUR PROXY IF YOU WISH TO ATTEND. A MEETING ATTENDANCE CARD THEN WILL BE MAILED TO YOU PROMPTLY TO FACILITATE YOUR ATTENDANCE.

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT IN THE ACCOMPANYING ENVELOPE. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY, BY VOTING IN PERSON AT THE ANNUAL MEETING, OR BY SUBMITTING A LATER DATED PROXY.

                                         On Behalf of the Board of Directors

                                                DONALD V. MICKUS
                                                Vice President,
                                            Secretary and Treasurer
Phoenix, Arizona
Dated: October 1, 1997

                                [DEL WEBB LOGO]
                             6001 NORTH 24TH STREET
                             PHOENIX, ARIZONA 85016
                                  602-808-8000

                         ------------------------------

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON NOVEMBER 6, 1997

                         ------------------------------

SOLICITATION OF PROXY

     This Proxy Statement has been prepared in connection with the Board of Directors solicitation of the enclosed proxy for the 1997 Annual Meeting of Shareholders of Del Webb Corporation, a Delaware corporation (the "Company"), to be held on November 6, 1997, at 9:00 a.m., Central Standard Time, at the Four Seasons Hotel, 98 San Jacinto Boulevard, Austin, Texas. The solicitation of the enclosed form of proxy is made by the Board of Directors of the Company and the cost of the solicitation will be borne by the Company. The Proxy Statement has been furnished to the record holders of shares of common stock, $.001 par value, of the Company (the "Common Stock") at the close of business on September 16, 1997 (the "Record Date"). The accompanying Notice of Annual Meeting, this Proxy Statement, and the enclosed proxy are being mailed on or about October 1, 1997 to holders of shares of Company Common Stock on the Record Date.

     The Annual Meeting is for the purposes of:

          1. Electing three Class I Directors for three-year terms expiring at the Annual Meeting of Shareholders to be held in 2000 or until their successors have been duly elected and qualified;

          2. Ratifying the appointment of KPMG Peat Marwick LLP as the principal independent public accounting firm of the Company for the year ending June 30, 1998; and

          3. Transacting such other business as may properly come before the Annual Meeting.

INFORMATION AS TO VOTING SECURITIES

     As of the Record Date, the outstanding securities of the Company entitled to a vote at the meeting consisted of 17,615,554 shares of Common Stock, each share being entitled to one vote. A majority of the outstanding shares entitled to vote shall constitute a quorum for the conduct of business.

ACTION TO BE TAKEN UNDER THE PROXIES

     A properly executed proxy in the enclosed form will be voted in accordance with the instructions thereon. If no instructions are given with respect to the matters to be acted on, the persons acting under the proxies will vote the shares represented thereby in favor of the election of the nominees for directors named herein; in favor of the appointment of KPMG Peat Marwick LLP as the principal independent public accounting firm of the Company for the year ending June 30, 1998; and at their discretion as to such other business as may come before the meeting or any adjournment thereof. The Board of Directors is not aware of any other business to be brought before the meeting. If other proper matters or matters of which the Board is not aware a reasonable time prior to the meeting are introduced, then, to the extent permissible by law, the persons named in the enclosed proxy will vote the shares they represent in accordance with their judgment.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting and those votes will determine whether or not a quorum is present. The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered present and entitled to vote with respect to that matter, but will be considered present and entitled to vote for determining the presence of a quorum.

     A shareholder executing and returning a proxy has the power to revoke it at any time prior to the Annual Meeting by giving written notice of revocation to the Secretary of the Company, by voting in person at the meeting, or by submitting a later dated proxy.

     All shareholders with valid meeting attendance cards will be admitted to the Annual Meeting. Accordingly, if you plan to attend the meeting, please mark the box provided on your proxy card so that we may send you an attendance card. Shareholders also may obtain an attendance card by submitting a written request to the Secretary of the Company.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     The Board has nominated the three directors named below to serve three-year terms as Class I Directors. The election of the nominees requires a plurality of the votes cast with a quorum present.

                       THE BOARD OF DIRECTORS RECOMMENDS
                A VOTE "FOR" ELECTION OF THE CLASS I DIRECTORS.

DIRECTORS AND NOMINEES

     The Board of Directors currently has eleven members, three members in Class I, and four members in each of Classes II and III. At the Annual Meeting of Shareholders on November 6, 1997, three directors in Class I will be elected to serve until the Annual Meeting of Shareholders in 2000, or until their successors are elected and qualified. Robert Bennett, a director of the Company since 1985, retired from the Company's Board of Directors in July 1997. Additionally, in April 1997, Michael O. Maffie was appointed by the Board to Class III, and in July 1997, Glenn W. Schaeffer was appointed by the Board to Class I.

     It is not anticipated that any nominee for election as a director will become unable to accept nomination but, if such an event should occur, the person or persons acting under the proxies will vote for a substitute nominee designated by the Board of Directors or the remaining nominees if no substitute is nominated.

                             NOMINEES FOR ELECTION
                    FOR TERM EXPIRING AT 2000 ANNUAL MEETING
                                    CLASS I

     HUGH F. CULVERHOUSE, JR., 48, a director since 1990, has been a partner in the law firm of Hugh F. Culverhouse, P.A. and its predecessor firm since 1985. Mr. Culverhouse is a director of Capital Bancorp.

     GLENN W. SCHAEFFER, 43, a director of the Company since July 1997, has served as President and Chief Financial Officer of Circus Circus Enterprises, Inc. since 1995 and served as President, CFO and Treasurer from March 1984 until his departure in February 1993. Prior to returning to Circus Circus in 1995, Mr. Schaeffer was a principal with Goldstrike Resorts from 1993 to 1995.

     C. ANTHONY WAINWRIGHT, 64, a director of the Company since 1988, has been the Vice Chairman of McKinney and Silver since May 1997. From 1995 until May 1997, Mr. Wainwright was the Chairman of the advertising agency of Harris, Drury, Cohen, Inc. From 1989 until 1995, Mr. Wainwright was the Vice Chairman of the advertising agency of Campbell-Mithun-Esty. Mr. Wainwright is a director of American Woodmark Corporation, Gibson Greetings, Inc., Caribiner International, Advanced Polymer Systems, Inc., and Marketing Services Group, Inc.

                              CONTINUING DIRECTORS
                    FOR TERM EXPIRING AT 1998 ANNUAL MEETING
                                    CLASS II

     D. KENT ANDERSON, 56, a director of the Company since 1994, has served as Executive Banking Officer of Compass Bank since 1996. He served as Chairman of the Board and Chief Executive Officer of Post Oak Bank from November 1991 until 1996. Mr. Anderson is also an advisory director of Compass Bank and a director of Sam Houston Race Track.

     KENNY C. GUINN, 61, a director of the Company since 1994, served as interim President of the University of Nevada, Las Vegas from May 1994 to May 1995, as Chairman of the Board of Southwest Gas Corporation from 1988 until his retirement in 1997 and as Chief Executive Officer of Southwest Gas Corporation from October 1988 to August 1993. Dr. Guinn previously served as Chairman of the Board of PriMerit Bank from 1987 until July 1996 and also served as Chief Executive Officer of PriMerit Bank from 1985 to 1992. Dr. Guinn is a director of Oasis Residential, Inc.

     MICHAEL E. ROSSI, 53, a director of the Company since 1994, was Vice Chairman of BankAmerica Corporation from 1993 until his retirement in April 1997. Mr. Rossi held various positions with Bank of America from 1989 to 1993, including Vice Chairman from 1991 to 1993. Mr. Rossi is a director of Union Pacific Resources.

     SAM YELLEN, 66, a director of the Company since 1991, was a partner with KPMG Peat Marwick LLP from 1968 until his retirement in 1990. Mr. Yellen is a director of Downey Savings and Loan and LTC Properties, Inc.

                              CONTINUING DIRECTORS
                    FOR TERM EXPIRING AT 1999 ANNUAL MEETING
                                   CLASS III

     PHILIP J. DION, 52, has been the Company's Chairman of the Board and Chief Executive Officer since November 1987. Mr. Dion joined the Company in 1982 and held various positions in the Company until his appointment as Chairman of the Board and Chief Executive Officer. Mr. Dion is a director of Boyd Gaming Corporation.

     MICHAEL O. MAFFIE, 49, a director of the Company since April 1997, has served as President and Chief Executive Officer of Southwest Gas Corporation since 1993 and is also a member of its Board of Directors. Mr. Maffie has held various executive positions with Southwest Gas since 1978, including President and Chief Operating Officer from 1988 to 1993. Mr. Maffie is a director of Boyd Gaming Corporation.

     J. RUSSELL NELSON, 67, a director of the Company since 1983, was Dean of Business and Administration of the University of Colorado from 1989 until his retirement in 1992 and was President of Arizona State University from 1981 to 1989.

     PETER A. NELSON, 65, a director since 1984, was Senior Vice President of Marketing with McDonald's Corporation from 1984 until his retirement in 1990.

MEETINGS OF THE BOARD OF DIRECTORS

     During the fiscal year ending June 30, 1997, the Board of Directors held four regular meetings and no special meetings. All members of the Board attended more than 75% of the meetings of the Board and the committees on which they serve except Hugh F. Culverhouse, Jr.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors appoints an Audit Committee, Executive Committee, Finance Committee, Human Resources Committee, and Nominating Committee.

     Audit Committee. None of the members of the Audit Committee is an employee of the Company. The Audit Committee makes recommendations to the Board concerning the selection of independent auditors, reviews the scope and results of independent and internal audits, and monitors the sufficiency of internal auditing, accounting and financial controls. In addition, the Audit Committee monitors the Company's Code of Conduct, which is administered by the Company's Ethics Committee. The Audit Committee held three regular meetings during the year ended June 30, 1997.

     Executive Committee. The Executive Committee acts on Board matters that arise between meetings of the full Board of Directors. The Executive Committee held one special meeting during the year ended June 30, 1997.

     Finance Committee. The Finance Committee is responsible for oversight of all corporate financial matters including the following: the Company's capital structure; the Company's financial performance; management's expenditure limits; annual operating budgets; financial arrangements with respect to mergers and acquisitions of business units; the Company's dividend policy; policies of short-term investments; external relationships with bankers and other financial third parties; financial covenants; and insurance and bonding programs. The Finance Committee held three regular meetings during the year ended June 30, 1997.

     Human Resources Committee. The Human Resources Committee functions as the Company's compensation committee and is responsible for reviewing and recommending for approval by the Board of Directors the compensation of executives with a base pay in excess of $125,000, including such employee's participation in stock option and restricted stock plans and incentive plans. The Human Resources Committee also reviews the compensation, benefits (including executive perquisites), management development, organizational development, and affirmative action policies and programs of the Company. Certain employee benefit plans may also be submitted by the Human Resources Committee to the Board for its approval, review, and final determination. The Human Resources Committee held three regular meetings and one special meeting during the year ended June 30, 1997.

     Nominating Committee. The Nominating Committee reviews and recommends changes in the size and composition of the Board of Directors and evaluates and recommends candidates for election to the Board of Directors and appointment to Board Committees. The Nominating Committee will consider proposals for nomination from shareholders that are made in writing to the Secretary, that are timely and that contain sufficient background information concerning the nominee to enable proper judgment to be made as to his or her qualifications. The Nominating Committee held one meeting during the year ended June 30, 1997.

     The composition of each committee currently is as follows:

            AUDIT COMMITTEE                EXECUTIVE COMMITTEE
            -----------------------------  -----------------------------
            Sam Yellen*                    Peter A. Nelson*
            Hugh F. Culverhouse, Jr.       Philip J. Dion
            Michael E. Rossi               Hugh F. Culverhouse, Jr.

            HUMAN RESOURCES COMMITTEE      FINANCE COMMITTEE
            -----------------------------  -----------------------------
            Peter A. Nelson*               J. Russell Nelson*
            Kenny C. Guinn                 D. Kent Anderson
            Michael O. Maffie              Glenn W. Schaeffer
            C. Anthony Wainwright

            NOMINATING COMMITTEE
            -----------------------------
            J. Russell Nelson*
            Hugh F. Culverhouse, Jr.
            C. Anthony Wainwright
            Sam Yellen
            Philip J. Dion, Ex-Officio

            ---------------------------
            * Chair.

COMPENSATION OF DIRECTORS

     Directors who are not officers of the Company receive an annual retainer of $22,500, a meeting fee of $1,750 for each meeting of the Board and a meeting fee of $1,000 for each meeting of a committee thereof. A director who serves as a committee chairman also receives an additional $2,500 annually. Directors who are not officers and who devote time to committee-related activities other than attendance at meetings may be paid a per diem fee equal to the meeting fee for such additional service.

     Nonemployee directors of the Company are eligible to participate in both the Del Webb Corporation Director Stock Plan and the Del Webb Corporation 1995 Director Stock Plan. These plans provide for the aggregate automatic annual grant of options for 2,000 shares of common stock to eligible nonemployee directors and provide the opportunity for nonemployee directors to defer all or a portion of their annual retainer into stock options and/or restricted stock. The automatic annual grants are made at the fair market value on the date of grant, November 20 of each calendar year. Each option granted under this feature will expire on the tenth anniversary of the date of grant. Participants are entitled to exercise one-third of the options on each of the first, second and third anniversaries of the date of grant.

     On or before December 31 of each year, each nonemployee director has the ability to elect to take any portion or all of his or her annual retainer for the fiscal year commencing on July 1 of the next calendar year in the form of stock options or restricted stock. The election is irrevocable for the period made. Each director may also elect to defer up to 100% of his or her annual retainer and meeting fees under the Del Webb Corporation Deferred Compensation Plan. Under this plan, the irrevocable deferral election must be made on or before December 15 each year in order to be in effect for the following calendar year.

                      REPORT OF HUMAN RESOURCES COMMITTEE
                           OF THE BOARD OF DIRECTORS
                           ON EXECUTIVE COMPENSATION

     The executive compensation policies of the Company have been developed to further the Company's strategic mission of being a leader in the industries in which it participates and maximizing shareholder value. To meet these business objectives, the Company maintains a policy that the compensation of all executive officers should emphasize the relationship between pay and performance by including variable, at-risk compensation that depends upon the financial performance and the strategic positioning of the Company. To this end, the Company provides compensation levels necessary to attract and retain high-quality executives, to motivate key executives to achieve or exceed corporate financial and operational goals, and to contribute to the short- and long-term interests of shareholders.

     The Human Resources Committee (the "Committee") of the Board of Directors administers the Company's executive compensation program for executives with a base pay in excess of $125,000, evaluates the performance of corporate officers, and considers management succession and related matters. The Committee reviews with the Board all aspects of compensation for the Chief Executive Officer, Mr. Dion, and the compensation of all other executives. The Committee currently is comprised of four independent, nonemployee directors.

     The Company's executive compensation program consists of two key elements:
(1) an annual component, which consists of base salary and an annual bonus; and
(2) a long-term component, which consists of grants of stock options and shares of restricted stock. The policies with respect to each of these elements, as well as the basis for determining the compensation of Mr. Dion, are described below.

                                ANNUAL COMPONENT

BASE SALARY

     The Committee reviews each executive's base salary. Base salaries for executive officers are determined by evaluating each individual's performance, experience, and level of responsibility in comparison to similar positions within the Company and in the homebuilding industry. In establishing salaries for fiscal 1997, the Committee considered each executive's contributions during the past fiscal year and the competitive market for equally qualified executives. In fiscal 1997, the Committee authorized increases in the base salaries of the executive officers listed in the Summary Compensation Table on page 9 other than Mr. Dion, in the range of 1.6% to 56.6%.

     Mr. Dion's base salary for the year ended June 30, 1997, was established under the terms of an Employment and Consulting Agreement dated July 10, 1996, which provides for a base salary of $500,000. See "Compensation of Executive Officers -- Employment Agreements." Mr. Dion's base salary was below the average of the base compensation of the chief executive officers of the nine homebuilding companies included in the Composite Index (the "Peer Group").

ANNUAL BONUS

     The Company's annual bonus awards are a significant component of executive compensation, reflecting the Company's belief that compensation should be linked to performance. Under the Company's annual Management Incentive Plan, annual bonuses paid to executives employed at corporate headquarters are based on the financial performance (consolidated net earnings) of the entire Company. Executives assigned to operations are evaluated upon both the financial performance (project cash flow and net earnings) of the operating community or division to which the executives are assigned and the financial performance of the entire Company. The Committee predetermines target annual bonuses for each executive, and for fiscal 1997 these target bonuses for the named executive officers, other than Mr. Dion, were set at from 60% to 75% of the executive's annual base salary. In years in which the Company's financial performance (including cash flow and net earnings) exceeds target performance, an executive could earn an annual bonus of up to 200% of the target amount; however, in the years in which the Company's financial performance does not meet target performance, bonus payments can be reduced or eliminated. In fiscal 1997, annual bonuses paid to the four highest paid executives, other than Mr. Dion, represented 98% to 121% of their annual base salary.

     Mr. Dion received an annual bonus under the Del Webb Corporation Executive Incentive Plan (the "Management Incentive Plan") of $1,200,000, which together with his base salary, represented no increase or decrease in Mr. Dion's aggregate cash compensation for fiscal 1997 over fiscal 1996. The Management Incentive Plan, which was designed so that awards could be tax-deductible for the Company under Section 162(m) of the Internal Revenue Code, was adopted by the Board of Directors and approved by the Company's shareholders in 1995.

     The Committee established three criteria at the beginning of fiscal year 1997 to use in evaluating Mr. Dion's performance under the Management Incentive
Plan: (i) after-tax earnings of the Company; (ii) the performance of the Company in housing revenue growth compared to the Peer Group; and (iii) the performance of the Company in unit closing growth compared to the Peer Group. Based upon these criteria, the maximum performance award that could have been made to Mr. Dion was $1,440,000. In setting the actual bonus award at $1,200,000, the Committee considered that fiscal year 1997 was the best year in the history of the Company in terms of home closings, revenues, net earnings and earnings per share, with home closings for fiscal 1997 12% above those for the previous year and revenues 13% above those for the previous year. Excluding the SFAS 121 writedown in fiscal year 1996, fiscal year 1997 was the third consecutive year of record earnings from continuing operations. The Committee also considered certain qualitative factors, such as Mr. Dion's vision and long-term focus on running the Company, his leadership in the development and growth of the Company management team, and his accomplishment of major strategic objectives, such as locating and entitling property for major new communities, including in the Chicago and Las Vegas areas.

                             LONG-TERM COMPENSATION

STOCK OPTIONS AND RESTRICTED STOCK

     Long-term compensation comprises a substantial portion of total executive compensation in order to retain executives, motivate them to improve the long-term value of the Company's stock, and to further the Company's objective of linking compensation to performance. Long-term incentive compensation includes both stock options and shares of restricted stock, which contain vesting and restriction periods that are conditioned upon the executive's continued employment. Consequently, the Company is able to maintain a cohesive management team and to focus management's attention on the long-term interests of the Company and the shareholders. When awarding long-term compensation, the Committee examines the executive's level of responsibility, prior compensation, previous long-term incentive awards, individual performance criteria, and industry practices relating to similar compensation. Stock options directly link executive rewards to the stock market's assessment of the Company's success, while restricted stock provides a strong retention device as well as an effective method for increasing executive stock ownership, thus encouraging a personal proprietary interest, close identification with the Company and an alignment of interests with those of the shareholders. All stock options granted during fiscal 1997 were granted at the prevailing market price at the time of grant with vesting over five years and will have value only if the price of the Company's Common Stock increases. All shares of restricted stock granted during fiscal 1997 have restrictions that lapse over five years. This incentive structure focuses management attention on maximizing shareholder wealth in the long term. Grants of stock options and restricted stock are made under various stock plans, each of which has been approved by the Company's Board of Directors and shareholders.

     Both restricted share awards and stock option grants were determined as a percentage of base salary, which varied with each executive's responsibilities and relative position within the Company. Restricted shares awarded in fiscal 1997 represented approximately 27% to 35% of base salary for the named executives other than Mr. Dion. Mr. Dion's award of restricted stock represented approximately 43.39% of his base salary.

     Section 162(m) of the Internal Revenue Code generally disallows deductions to public companies for executive compensation in excess of $1 million to named executive officers. This deduction limitation does not apply to "performance-based" executive compensation. The Company's policy is to comply with the requirements of Section 162(m) and maintain deductibility for all executive compensation, except in circumstances where the Committee concludes on an informed basis, in good faith, and with the honest belief that it is in the best interest of the Company and the shareholders to take actions with regard to the payment of executive compensation which do not qualify for tax deductibility.

                           HUMAN RESOURCES COMMITTEE

                             Peter A. Nelson, Chair
                               Michael O. Maffie
                                 Kenny C. Guinn
                             C. Anthony Wainwright

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following tables set forth information concerning compensation of the persons named for services in all capacities to the Company and its subsidiaries for the periods indicated therein.

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                              COMPENSATION AWARDS
                                                              -------------------
                                                              RESTRICTED
                                       ANNUAL COMPENSATION      STOCK                ALL OTHER
                                      ---------------------   AWARDS($)    OPTIONS  COMPENSATION
 NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)       (1)        (#)        ($)(2)
-----------------------------  -----  --------   ----------   ----------   ------   ------------
Philip J. Dion...............   1997  $500,000   $1,200,000    $ 216,969   29,400      $9,302
  Chairman of the Board and     1996  $500,000   $1,200,000    $ 626,250   42,000      $8,356
  Chief Executive Officer       1995  $519,231   $  800,000    $ 401,575   35,000      $7,010
LeRoy C. Hanneman............   1997  $298,077   $  362,300    $  90,063   12,000      $8,403
  Executive Vice President      1996  $190,385   $  250,000    $ 135,688   15,000      $6,984
                                1995  $177,500   $  175,000    $  96,378   10,000      $5,927
Joseph F. Contadino..........   1997  $299,519   $  337,400    $  90,063   12,000      $8,188
  Executive Vice President      1996  $269,231   $  250,000    $ 135,688   15,000      $7,643
  and President of Coventry     1995  $265,769   $  200,000    $  96,378   10,000      $6,531
  Homes
Frank D. Pankratz............   1997  $245,000   $  240,500    $  65,500    7,500      $5,494
  Senior Vice President and     1996  $241,154   $  175,000    $ 135,688   15,000      $5,260
  General Manager -- Sun        1995  $239,808   $  140,000    $  96,378   10,000      $5,751
  City Summerlin and Sun City
  MacDonald Ranch
Anne L. Mariucci.............   1997  $189,712   $  220,000    $  65,500    7,500      $4,858
  Senior Vice President and     1996  $169,231   $  201,900    $ 135,688   15,000      $4,562
  President and General         1995  $161,923   $  180,000    $  96,378   10,000      $5,344
  Manager -- Terravita

---------------
(1) At June 30, 1997, aggregate restricted shareholdings in shares (and dollars) were 49,750 ($808,438) for Mr. Dion, 13,700 ($222,625) for Mr. Hanneman,
    13,700 ($222,625) for Mr. Contadino, 12,200 ($198,250) for Mr. Pankratz, and
    12,200 ($198,250) for Ms. Mariucci. Dividends subsequent to the acceptance date of restricted stock awards are paid directly to the executives.

(2) Includes fiscal 1997 contributions by the Company to the retirement savings plan of $4,750, $6,000, $4,875, $3,543, and 3,743 for Messrs. Dion,
    Hanneman, Contadino, Pankratz, and Ms. Mariucci, respectively. This column also includes the portion of fiscal 1997 premium payments attributable to term coverage under the Key Executive Life Plans ("KELPs") in the amount of $4,552, $2,403, $3,313, $1,951, and $1,115 for Messrs. Dion, Hanneman,
    Contadino, Pankratz, and Ms. Mariucci, respectively. The KELPs are group life insurance plans implemented in May 1991 ("KELP I" for 73 key executives), April 1992 ("KELP II" for the same 73 key executives), and September 1995 ("KELP +" for 61 key executives). The Company pays the annual premiums on the policies; however, upon death or retirement, the aggregate of the annual premiums is repaid to the Company. The coverage amounts under KELP I are $1,418,519, $709,260, $709,260, $709,260, and $709,260 for
    Messrs. Dion, Hanneman, Contadino, Pankratz, and Ms. Mariucci, respectively. The coverage amounts under KELP II are $1,338,226, $669,113, $669,113, and $669,113 for Messrs. Dion, Hanneman, Contadino, Pankratz, and Ms. Mariucci, respectively. The coverage amounts under KELP + are $1,123,600, $1,123,600, $1,123,600, $1,123,600, and $1,123,600 for Messrs. Dion, Hanneman,
    Contadino, Pankratz, and Ms. Mariucci, respectively.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                           INDIVIDUAL GRANTS                             POTENTIAL
                       ----------------------------------------------------------       REALIZABLE
                           NUMBER                                                    VALUE AT ASSUMED
                        OF SECURITIES     % OF TOTAL                                  ANNUAL RATES OF
                         UNDERLYING        OPTIONS                                  STOCK APPRECIATION
                       OPTIONS GRANTED    GRANTED TO      EXERCISE                      OPTION TERM
                         (#/SHARES)      EMPLOYEES IN     OR BASE      EXPIRATION   -------------------
NAME                         (1)         FISCAL YEAR    PRICE ($/SH)      DATE       5%($)      10%($)
---------------------  ---------------   ------------   ------------   ----------   --------   --------
Philip J. Dion.......       29,400           9.19%        $ 16.375      11/14/06    $302,766   $767,267
LeRoy C. Hanneman....       12,000           3.75%        $ 16.375      11/14/06    $123,578   $313,170
Joseph F.
  Contadino..........       12,000           3.75%        $ 16.375      11/14/06    $123,578   $313,170
Frank D. Pankratz....        7,500           2.34%        $ 16.375      11/14/06    $ 77,236   $195,732
Anne L. Mariucci.....        7,500           2.34%        $ 16.375      11/14/06    $ 77,236   $195,732

---------------
(1) All options granted during fiscal 1997 vest equally over a five-year period commencing on the date of grant.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR END OPTION VALUES

                                                              NUMBER                     VALUE OF
                                                           OF SECURITIES                UNEXERCISED
                                                            UNDERLYING                 IN-THE-MONEY
                          SHARES                      UNEXERCISED OPTIONS AT            OPTIONS AT
                       ACQUIRED ON       VALUE           JUNE 30, 1996 (#)           JUNE 30, 1996 ($)
NAME                   EXERCISE (#)   REALIZED ($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
---------------------  ------------   ------------   -------------------------   -------------------------
Philip J. Dion.......          0              0            354,334/74,666            $1,518,848/$2,182
LeRoy C. Hanneman....      1,000          5,625             54,767/27,333            $  182,799/$  623
Joseph F.
  Contadino..........          0              0             40,967/27,333            $  135,712/$  623
Frank D. Pankratz....          0              0             80,567/22,833            $  309,505/$  623
Anne L. Mariucci.....          0              0             57,767/22,833            $  216,503/$  623

SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

     The Company has two Supplemental Executive Retirement Plans ("SERPs"):
"SERP I," effective January 1, 1986, and "SERP II," effective January 1, 1989. Under the SERPs, executive officers of the Company and its subsidiaries, as designated by the Company's Chief Executive Officer, or the Board in the case of the Chief Executive Officer, are eligible to receive benefits upon their retirement, death, disability, or termination of employment. Mr. Dion is a participant of SERP I and Messrs. Hanneman, Contadino, Pankratz, and Ms. Mariucci are participants of SERP II. Mr. Dion's full benefit under SERP I is payable, without actuarial reduction, at age 55. The full benefits of the participants of SERP II are payable at age 65. Messrs. Hanneman and Contadino and Ms. Mariucci are entitled to receive early retirement benefits at age 62 without an actuarial reduction. The following table sets forth estimated annual retirement benefits for participants of SERP I and SERP II, respectively, at a specified "average participating compensation" level (based on the participant's highest average annual total of salary and bonuses during any five calendar years out of the seven consecutive calendar years of employment with the Company that will produce the highest amount, less certain offsets) and years of service classifications:

                        SERP I                    SERP II
PARTICIPATING      YEARS OF SERVICE          YEARS OF SERVICE
COMPENSATION     ---------------------     ---------------------
   LEVEL            10      20 OR MORE        10      20 OR MORE
------------     --------   ----------     --------   ----------
 $   150,000     $ 52,500   $  105,000     $ 45,000   $   90,000
     250,000       87,500      175,000       75,000      150,000
     350,000      122,500      245,000      105,000      210,000
     450,000      157,500      315,000      135,000      270,000
     550,000      192,500      385,000      165,000      330,000
     650,000      227,500      455,000      195,000      390,000
     850,000      297,500      595,000      255,000      510,000
   1,050,000      367,500      735,000      315,000      630,000
   1,250,000      437,500      875,000      375,000      750,000
   1,450,000      507,500    1,015,000      435,000      870,000
   1,650,000      577,500    1,155,000      495,000      990,000
   1,850,000      647,500    1,295,000      555,000    1,110,000
   2,000,000      700,000    1,400,000      600,000    1,200,000

     Offsets not reflected in the above table include reductions for the equivalent of benefits received from employer contributions to the Retirement Savings Plan and certain predecessor or successor plans and 50% of the participant's maximum Social Security benefit at age 65. A participant becomes vested in retirement benefits pursuant to the SERPs at the rate of 10% per year in which the participant has been continuously employed with the Company since January 1, 1981 or their date of hire, whichever is later. In addition, Mr. Dion is credited with 1.5 years of service for each year of service with the Company after January 1, 1989. If Mr. Contadino continues employment until age 62, he is credited with an additional two years of service for purposes of the SERP II provision (which is reflected in the foregoing chart) that reduces the benefit if a SERP II participant has less than 20 years of service. The estimated credited years of service and "average participating compensation level" at August 31, 1997 for each of the individuals named in the Summary Compensation Table is as follows: under SERP I, Mr. Dion, 19 years and $1,149,228; and under SERP II, Mr. Hanneman, 16.5 years and $383,724, Mr. Contadino, 6.5 years and $443,844, Mr. Pankratz, 10.5 years and $353,616, and Ms. Mariucci, 13.25 years and $277,776.

     Both SERPs contain a change of control provision that provides that if a participant is terminated within three years after a Change in Control (as defined), the participant would be fully vested, be credited with 20 years of service (or the number of years of service the participant would have as of his or her normal retirement date if less) and be deemed to be the greater of age 55 or the participant's actual age. Using these parameters, the benefit would be calculated, discounted back to the participant's actual age, and paid in an actuarial equivalent lump sum. Mr. Dion's benefit would not be discounted to his actual age but would be paid assuming he is 55 years of age.

     Benefits payable under the SERPs, other than those due to a Change of Control, are paid as follows: If the actuarial lifetime equivalent lump sum value is $200,000 or less, the benefit is paid in a lump sum. If the actuarial lifetime equivalent lump sum value is greater than $200,000, the participant can elect to be paid (i) a $100,000 lump sum payment with the remainder paid in a ten-year and certain life annuity, (ii) the entire amount in a ten-year and certain life annuity, or (iii) if requested at least two years prior to retirement or termination, a different form of payment such as a joint and survivor annuity. If Mr. Dion's employment is continued until he reaches age 55, the actuarial equivalent of his lifetime benefit will be paid in one lump sum within 30 days of his termination.

     Both SERPs allow a participant or beneficiary to elect to receive a lump sum distribution of all or a portion of the participant's unpaid benefits, subject to a 10% penalty, following a change of control, participant's death, or termination of employment ("Accelerated Distribution"). The 10% penalty applicable to Accelerated Distributions does not apply to distributions to Mr. Dion if his employment is continued until age 55 or if his employment is terminated by the Company without "Cause"(as defined), or by Mr. Dion for "Good Reason" (as defined), before age 55.

     The interest rate and mortality table used for purposes of determining the actuarial equivalent for the SERPs generally will be based on the tables and rates used by the Pension Benefit Guaranty Corporation (the "PBGC"). The only variation from the practice followed for the SERPs in general is that the interest rate used for Mr. Dion will be the average PBGC rate for the 36 months preceding the month in which the payments begin.

     If Mr. Dion's employment is terminated by the Company without Cause or by Mr. Dion for Good Reason before he reaches age 55, he will continue to earn benefits under SERP I until age 55, at which time his benefits will be paid in one lump sum.

EMPLOYMENT AGREEMENTS

     The Company has entered into an Employment and Consulting Agreement with Mr. Dion that provides for a minimum annual base salary of $500,000 and participation in any Company incentive compensation plan, pension or profit sharing plans, stock purchase plan or executive retirement plan. The Agreement provides that Mr. Dion will continue to serve as the Company's Chief Executive Officer and Chairman of the Board until November 30, 1999, at which time his employment will be discontinued and he will become a consultant to the Company. Mr. Dion will receive $200,000 per year during this two-year consulting period.

     Under his Employment and Consulting Agreement, Mr. Dion is entitled to continued health insurance coverage following the termination of his employment if his employment is continued until November 30, 1999 or if his employment is terminated before then either by the Company without "Cause" (as defined) or by Mr. Dion for "Good Reason" (as defined).

     If the Company terminates Mr. Dion's employment without Cause, or if Mr. Dion terminates his employment for Good Reason, prior to November 30, 1999, Mr. Dion will be entitled to receive his base salary, plus 16 2/3% of his base salary in lieu of employee fringe benefits. He also shall be entitled to receive a bi-weekly incentive compensation payment based on his average incentive compensation during the five fiscal years prior to the fiscal year of termination. These payments will continue until November 30, 1999, at which point they will be replaced by the $200,000 annual consulting fee until November 30, 2001. If the termination occurs prior to November 30, 1999, Mr. Dion also will receive certain additional benefits. In addition, all options and restricted stock previously granted will become immediately exercisable and free of all restrictions. If the termination occurs during the two-year consulting period, Mr. Dion will receive his consulting fees and certain expense reimbursements for the balance of the consulting period.

     If, within 24 months after a "Change in Control" (as defined) of the Company, Mr. Dion terminates his employment with the Company for Good Reason, or if the Company terminates his employment without Cause, he shall be entitled to special severance benefits in lieu of the salary, fringe benefit and incentive compensation severance benefit described above. The special severance benefits will equal the sum of (i) three times his base salary as it may be increased from time to time, (ii) three times his average incentive compensation for the five year period preceding the year of termination, and (iii) three times the imputed value of his fringe benefits. Mr. Dion also will be entitled to be reimbursed for any excise taxes imposed upon his change of control payments as well as any excise, income, or employment taxes imposed on these reimbursements and the other benefits described above.

     In addition to the above mentioned agreement, the Company has also entered into employment agreements with each of LeRoy C. Hanneman, Joseph F. Contadino, and Anne L. Mariucci. The respective employment agreement provides that Mr. Hanneman will serve as the Executive Vice President of the Company and receive an annual base salary of $300,000; Mr. Contadino will serve as the Executive President of the Company and receive an annual base salary of $300,000; and Ms. Mariucci will serve as a Senior Vice President of the Company and receive an annual base salary of $190,000. Each employment agreement has an initial term extending through June 30, 1998 and automatic successive one-year renewal terms to continue until one party provides the other party with written notice of non-renewal.

     The employment agreements for Messrs. Hanneman and Contadino and Ms. Mariucci provide that they also will be entitled to participate in any incentive compensation plan, pension or profit sharing plan, stock purchase plan, or executive retirement plan maintained for senior executive officers.

     Under the employment agreements, Messrs. Hanneman and Contadino and Ms. Mariucci are entitled to receive certain severance benefits if their employment is terminated by the Company without "Cause" (as defined), or by the executive without "Good Reason" (as defined), or if the executive's employment is terminated due to "Permanent Disability" (as defined). Generally, the severance benefits consist of continued salary and benefits for 12 months, an incentive compensation payment, and the vesting of stock options, stock appreciation rights, and restricted stock that would otherwise vest within 12 months.

     The employment agreements with Messrs. Hanneman and Contadino and Ms. Mariucci each contain identical change of control provisions. The change of control provisions provide the officers, upon termination due to a "Change of Control" (as defined) of the Company, a severance payment equal to (i) two and one-half times the annual base salary, as it may be increased from time to time,
(ii) the greatest of (a) two and one-half times the average annual incentive compensation paid to the officer pursuant to the Company's Annual Management Incentive Plan (the "MIP") during the five fiscal years preceding the fiscal year in which the Change of Control occurs, or (b) an amount equal to 100% of the incentive compensation paid to the officer pursuant to the MIP during the twelve months prior to the effective date of the officers termination of employment with the Company, or (c) an amount equal to 35% of the officer's base salary, as it may be increased from time to time , minus (iii) the specifically named severance benefits, if any, provided for in the employment agreement. Officers shall also receive fringe benefits specifically named in the provision and a lump sum payment equal to 20% of the officer's base salary in lieu of the fringe benefits not specifically named. In addition, all options and restricted stock previously granted will become immediately exercisable and free of all restrictions.

     The Company also has change of control agreements with Mr. Pankratz and 12 other key officers of the Company upon terms and conditions similar to the change of control provisions contained in the employment agreements with Messrs. Hanneman and Contadino and Ms. Mariucci.

                               PERFORMANCE GRAPH

     The following graph compares the five-year cumulative total return on the Company's Common Stock to total returns on the Standard & Poor's 500 Stock Index and a composite index of peer group corporations in the homebuilding industry (the "Composite Index").

     The Composite Index of peer group corporations includes Centex Corporation; Continental Homes Holding Corp.; Hovnanian Enterprises, Inc.; Kaufman & Broad Home Corporation; Lennar Corporation; Pulte Corporation; The Ryland Group, Inc.; Standard Pacific Corp.; and Toll Brothers, Inc. The Composite Index is consistent with the peer group corporations used in the Company's 1996 Proxy Statement.

     The graph assumes that the value of the investment in Del Webb Corporation Common Stock, the S&P 500 Index, and the peer group companies each was $100 on June 30, 1992, and that all dividends were reinvested. The peer group is weighted by market capitalization.

                              [Performance Graph]

                             PRINCIPAL SHAREHOLDERS

     To the best of the Company's knowledge, the following are beneficial owners of more than 5% of the Company's Common Stock. In preparing the table below, the Company has relied, without further investigation, on information filed by the following reporting persons with the Securities and Exchange Commission under the Securities Act of 1934.

                                                         AMOUNT AND
                     NAME AND ADDRESS                    NATURE OF           PERCENTAGE
                   OF BENEFICIAL OWNER              BENEFICIAL OWNERSHIP      OF CLASS
        ------------------------------------------  --------------------     ----------
        Travelers Group Inc.(1)...................        3,715,758             21.09%
        388 Greenwich Street
        New York, NY 10013

---------------
(1) Based on Amendment No. 3 to Schedule 13G dated January 31, 1997, filed by Travelers Group Inc. and certain affiliated entities. Travelers and its affiliates have shared voting and investment power with respect to all such 3,715,758 shares. Travelers and its affiliates disclaim beneficial ownership of all such 3,715,758 shares.

     The Company makes no representations as to the accuracy or completeness of the information reported.

                   SHARE OWNERSHIP OF DIRECTORS AND OFFICERS

     The following table sets forth, as of September 16, 1997, certain information regarding beneficial ownership of the Company's Common Stock by each director, the Company's five most highly compensated executive officers, and the directors and executive officers of the Company as a group.

                                                          AMOUNT OF          PERCENT
                    BENEFICIAL OWNER               BENEFICIAL OWNERSHIP(1)   OF CLASS
        -----------------------------------------  -----------------------   --------
        D. Kent Anderson.........................             4,751            *
        Joseph F. Contadino......................            78,651            *
        Hugh F. Culverhouse, Jr..................            14,929            *
        Philip J. Dion...........................           554,467(2)         3.08%
        Kenny C. Guinn...........................             3,335            *
        LeRoy C. Hanneman........................            96,035            *
        Michael O. Maffie........................             1,000            *
        Anne L. Mariucci.........................            96,669            *
        J. Russell Nelson........................             4,817            *
        Peter A. Nelson..........................            14,335            *
        Frank D. Pankratz........................           113,871            *
        Michael E. Rossi.........................             1,335            *
        Glenn W. Schaeffer.......................               -0-            *
        C. Anthony Wainwright....................             5,151            *
        Sam Yellen...............................            13,579            *
        Directors and executive officers as a
          group (27 persons).....................         1,625,587            8.70%

---------------
  * Less than 1% of the issued and outstanding shares of Common Stock of the Company.

(1) Lists voting securities, including restricted stock held by directors and officers over which the officers have voting power but no investment power. Otherwise, each director or officer has sole voting power and investment power over the shares reported, except as noted. This column also includes the following shares that may be acquired pursuant to options exercisable within 60 days: 4,751 shares for Mr. Anderson; 49,700 shares for Mr. Contadino; 9,929 shares for Mr. Culverhouse; 380,280 shares for Mr. Dion; 1,335 shares for Mr. Guinn; 63,500 shares for Mr. Hanneman; 60,600 shares for Ms. Mariucci; 4,717 shares for Dr. J. R. Nelson; 4,335 shares for Mr. P. Nelson; 73,400 shares for Mr. Pankratz; 1,335 shares for Mr. Rossi; 4,335 shares for Mr. Wainwright; 12,579 shares for Mr. Yellen; and 1,082,346 shares for directors and executive officers as a group.

(2) Includes 9,250 shares held in a trust for the benefit of Mr. Dion's children, 49,750 restricted shares held in a trust for the benefit of Mr. Dion and his wife, and 115,187 shares held by PDJ Investments Limited Partnership, an Arizona limited partnership, which is owned by Mr. Dion, his wife, and children.

                                   PROPOSAL 2
                    RATIFICATION OF APPOINTMENT OF PRINCIPAL
                       INDEPENDENT PUBLIC ACCOUNTING FIRM
                       FOR THE YEAR ENDING JUNE 30, 1998

     The Board of Directors, upon the recommendation of the Audit Committee, has appointed KPMG Peat Marwick LLP as the firm of independent certified public accountants to audit the books and accounts of the Company and its consolidated subsidiaries for the year ending June 30, 1998, subject to ratification by shareholders.

     A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

                       THE BOARD OF DIRECTORS RECOMMENDS
                      A VOTE "FOR" APPROVAL OF PROPOSAL 2.

                              CERTAIN TRANSACTIONS

     Mr. Rossi, a director of the Company, was Vice Chairman of BankAmerica Corporation until his retirement in April 1997. The Company has various credit agreements with Bank of America, a related entity, pursuant to which the Company made payments of $3,725,036 in interest and fees during fiscal 1997. The Company paid Frank Pankratz, a Senior Vice President, $275,629 for losses incurred as a result of a home sale in connection with a Company-requested move to a new assignment.

                                 OTHER MATTERS

     The proxies are being solicited by order of the Board of Directors of the Company, and the cost of such solicitation will be borne by the Company. Directors, officers or employees of the Company may solicit proxies by telephone or in person without additional compensation. Arrangements may be made with brokerage firms and nominees to mail proxy material to beneficial owners, and the Company may reimburse brokers for their expenses and postage on the scale established by the New York Stock Exchange. The Company has arranged for Beacon Hill Partners, Inc. to assist in the solicitation of proxies, at an anticipated cost of approximately $3,000 plus reasonable out-of-pocket expenses.

     The Company's Annual Report for the fiscal year ended June 30, 1997, which includes financial statements, is being mailed concurrently to all shareholders of record as of September 16, 1997. It is not to be regarded as proxy soliciting material.

                     SHAREHOLDER NOMINATIONS AND PROPOSALS

     Subject to certain requirements contained in the Company's Bylaws, a shareholder of record may propose the nomination of someone for director by written notice to the Secretary of the Company. Such notice must contain certain information concerning the nominee and the shareholder making the nomination and must be timely given, as described in the Company's Bylaws. A proposed nomination that does not comply with the above procedure will be disregarded.

     Shareholder proposals for the 1998 Annual Meeting must be received at the principal executive offices of the Company, 6001 North 24th Street, Phoenix, Arizona 85016, not later than June 2, 1998, to be considered for inclusion in the 1998 Proxy Statement. Proposals to be presented at the Annual Meeting that are not intended for inclusion in the Proxy Statement must be submitted in accordance with applicable provisions of the Company's Bylaws.

     Shareholders are urged to mark, sign, date, and mail the proxy in the enclosed envelope, postage for which has been provided. Your prompt response will be appreciated.

                                          DONALD V. MICKUS
                                          Vice President, Secretary
                                                  and Treasurer

Dated: October 1, 1997

                              DEL WEBB CORPORATION

               Annual Meeting of Shareholders -- November 6, 1997

            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby appoints Philip J. Dion, Robertson C. Jones and Donald V. Mickus, jointly and severally, proxies with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Del Webb Corporation held of record by the undersigned on September 16, 1997, at the Annual Meeting of Shareholders to be held on November 6, 1997, and any adjournments thereof.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2
                                     BELOW:

     1. ELECTION OF THREE DIRECTORS TO CLASS I OF THE BOARD OF DIRECTORS (Check one box only):

       [ ] FOR all nominees listed below (except as marked to the contrary below):  [ ] WITHHOLD authority to vote for all nominees listed below.

         HUGH F. CULVERHOUSE, JR.     GLENN W. SCHAEFFER     C. ANTHONY
                                   WAINWRIGHT

         (Instructions: To withhold authority to vote for any individual nominee, check the "FOR all nominees" box above and write that nominee's name in the space provided below.)

     ----------------------------------------------------------------------

     2. PROPOSAL TO APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE PRINCIPAL INDEPENDENT PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING JUNE 30, 1998:

             [ ] FOR           [ ] AGAINST          [ ] ABSTAIN

     3. In the proxies' discretion on such other matters as may properly come before the meeting on any adjournments thereof.

                     PLEASE SIGN AND DATE THE REVERSE SIDE.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

                                            DATED

                                            -------------------------------,
                                            1997

                                            -------------------------------
                                                      (SIGN HERE)
                                            -------------------------------
                                             (SIGN HERE, IF HELD JOINTLY)

                                            Please sign EXACTLY as your
                                            name appears hereon. When
                                            signing as attorney, executor,
                                            administrator, trustee or
                                            guardian, please give full
                                            title. If more than one
                                            trustee, all should sign. All
                                            joint owners should sign. If a
                                            corporation, sign in full
                                            corporate name by president or
                                            other authorized officer. If in
                                            a partnership, sign in
                                            partnership name by authorized
                                            person.

        [ ] PLEASE CHECK IF YOU PLAN TO ATTEND THE SHAREHOLDER MEETING.
      PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
                               ENCLOSED ENVELOPE.
P